Exhibit 10.23

                     AGREEMENT OF WITHDRAWAL FROM STADIUM SA

   IN ALL COMMERCIAL ACTIVITIES RELATED TO XLGENERATION AG CORPORATION AND TO
                              THE XL TURF PRODUCTS

BETWEEN :                   STADIUM SA, legal person  established  by virtue of
                            French  legislation,  having its  headquarter at Le
                            Zand Put Houck, represented by Michel Delbaere, its president, duly authorized for the present act as declared by signing this agreement;

                            (hereafter referred to as << STADIUM >>)


AND : XL GENERATION AG, legal person established by virtue of Swiss legislation, having its headquarter at 32 Sumfpstrasse, Zug, Switzerland, represented by Alain Lemieux, its president, duly authorized for the present act as declared by signing this agreement;

                            (hereafter referred to as << XLG >>)

                            ----------------------------------------------------

PREAMBLE

WHEREAS The corporation Terenvi invested an amount equivalent to 1,600, 000 euros to this day, by virtue of a participative loan agreement dated December 16 2004.

WHEREAS The corporation Terenvi transferred this participative loan to the benefit of STADIUM.

WHEREAS           The  corporation  SOREVE  signed  an  exclusive   distribution
                  agreement with XLG on April 13th 2004.

WHEREAS The corporation SOREVE transferred its complete rights and obligations deriving from the distribution agreement in favor of STADIUM.

WHEREAS XLG presented to STADIUM serious of on-going procedures to list XLG shares at the Frankfurt and American stock exchange OTC BB.


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WHEREAS           XLG only has  so-called  <<  ordinary  >>  shares  issued  and outstanding from its capital stock.

WHEREAS Following negotiations between XLG et STADIUM, both parties have agreed on the withdrawal by STADIUM based on procedures duly described hereafter.

WHEREAS In the context of the listing of XLG, the procedure adopted will be the so-called << Reverse Take Over >> where shares from the capital stock of the American corporation << XLG International >> listed at the OTC BB stock exchange, will be issued to shareholders of XLG AG against the totality of their corresponding shares in the capital stock of XLG AG.

WHEREAS STADIUM wishes, after negotiation with the representatives of XLG, that part of its investments in the XLTURF project should be converted in shared to be listed in a stock exchange in order to allow STADIUM to claim, at its own discretion, all or part of this investment in accordance with the stock exchange regulations.

WHEREAS The annulment of the participative loan in exchange of XLG shares must be considered by the parties as conditional to the listing of XLG shares within the context of a Reverse Take Over; and the annulment of the participative loan will take place only when the so-called ordinary shares will be traded in a stock exchange. In addition, regardless of the outcome of the participative loan agreement, the redemption of the distribution agreement as well as the assets of Stadium will be applied and will not, in any ways, be conditional since parties have confirmed their intention to do all necessary so that STADIUM won't be involved in the selling and promotions of XL Turf products.

PARTIES AGREE TO THE FOLLOWING :

1.   PURPOSE OF THE AGREEMENT

1.1 The purpose of this agreement is to ensure that TERENVI, SOREVE and STADIUM withdraw themselves from commercial activities regarding XL Turf products and of XL Generation AG against a set-off explained hereinafter.

2.   ISSUANCE OF SHARES AGAINST THE PARTICIPATIVE LOAN

2.1 Parties confirmed that to this day STADIUM has invested an amount of 1,600,000 euros to XLG in accordance with the participative loan agreement.


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2.2  This quantity includes the amounts in advance towards the completion of the second field in Dunfermline and the balance owed with regards to the financing of the Vancouver field.

2.3 XLG commits itself to undertake, upon signing this agreement, all necessary legal and corporate undertakings to reimburse the totality of the participative loan through the issuance of a defined number of so-called << ordinary >> of XL Generation AG.

2.4 The number of so-called << ordinary >> shares to be issued is estimated at 1,250,000 actions from the capital stock of XLG. This quantity of 1,250,000 of so-called << ordinary >> shares is based upon a value and a price of $1.50 USD per shares. The final numbers of issued shares will be subject to modification depending on the prevailing exchange stock price.

2.5 Following the stock exchange listing of shares of current XLG shareholders through a reverse take over, the process of exchange of the participative loan of XLG shares will be put into place and immediately afterwards the XLG shares will be exchanged for XLG International. The quantity of so-called<< ordinary >> shares of XLG INTERNATIONAL LTD issued to Stadium will be based on the previous 10 days average share value of XLG International. Through this procedure, shares held by STADIUM will be tradable on the stock exchange. The representatives of XLG commit themselves to undertake all necessary steps and submit all necessary forms as requested by concerned securities authority in order to proceed to the listing of so-called << ordinary shares >> which will belong to STADIUM.

2.6 STADIUM recognizes through this agreement that the shares of STADIUM to be issued against the participative loan will, partly or in total, be subject to an << escrow >> according to rules and procedures formulated by investors and the securities authority.

2.7 However, XLG commits itself so that the rules of the << escrow >> will not differ to STADIUM as to the other major shareholders of XLG.

2.8 The so-called << ordinary >> shares of XLG will be issued to STADIUM as soon as possible following the stock exchange listing of XLG shares so that the capital stock of XLG belonging to STADIUM will be freely exchangeable into shares of the corporation which shares will be listed on the stock exchange.

2.9 IT IS UNDERSTOOD THAT THE PRESENT AGREEMENT OF ANNULMENT OF THE PARTICIPATIVE LOAN AGAINST SO-CALLED << ORDINARY >> SHARES OF THE CAPITAL STOCK OF XLG, IS CONDITIONAL TO THE CAPACITY OF EXCHANGING THESE SHARES INTO TRADEABLE XLG INTERNATIONAL SHARES SUBJECT TO THE ESCROW RULES EXPLAINED ABOVE.


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2.10 Unless the XLG shares are exchangeable into XLG International Ltd shares to be tradable on a stock exchange, all provisions mentioned in section 2 will become null and void ; and the participative loan agreement (including any annex) will be presumed valid and in effect from the date of signature.

3.   REDEMPTION OF THE DISTRIBUTION AGREEMENT AND OF THE INVESTMENT IN STADIUM.

3.1 XLG and STADIUM acknowledge that STADIUM has, up to this day, spent, for the setting up of the corporation and for advertising and commercializing the XL TURF products a net amount of revenues totaling 1,350,000 euros. Stadium and XLG acknowledge that the totality or part of this amount has greatly contributed to the positioning of XL Turf products in France but as well in the world.

3.2 Against the redemption of the rights and obligations of STADIUM originating from the distribution agreement of STADIUM, including the assignment of the name Stadium as well as the assets of STADIUM against the amounts incurred to achieved the brand recognition of XLTurf, XLG commits itself to issue a number of so-called << privileged >> shares from the capital stock of XLG which redemption value will equal the net total amount spent by STADIUM, appearing in the accounting books of STADIUM (including expenses and revenues transferred by Soreve). Mr. Alain Lemieux, representative of XLG acknowledges and agrees the expenses of 1,350,000 euros with regards to the present subsection 3.2.

3.3 Instruction will be given, upon signatures of this agreement to the legal counsel of the corporation in Switzerland to proceed to the issuance of the so-called << privileged >> shares. Each of these shares will be redeemable for 1 CHF.

3.4 The rights and obligation of the so-called << privileged >> shares will be the following:

     3.4.1  The shares will be non-voting.

     3.4.2 The redemption value will be 1 CHF et will have preemptive rights in case of liquidation on all other types of issued and outstanding shares.

     3.4.3 XLG will commit itself to make sure that no dividends nor any profits shall be distributed to anyone before making the redemption payment of certain number of privileged shares, for a specific year.

     3.4.4 65% of profits after tax shall be utilized for the redemption of the so-called << privileged >> shares annually unless the redemption would put in peril the financial situation of the company, by an amount equivalent to the complete redemption of these shares .

     3.4.5 Each shares shall receive a right to collect a cumulative dividend equal to 3 % of the redemption value. Against the redemption of the distribution agreement and of the amounts spent to advertise the XLTurf brand, STADIUM commits itself to hand all documentation and any other information deemed necessary by XLG.


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

3.5  Preparation of the corporate documents

     3.5.1  Me Iso Lenzlinger,  legal counsel to the XLG company in Switzerland(
            ZUG), shall receive the necessary instructions to prepare the legal documentation in order to put into place the commitments by XLG foreseen in this agreement.

     3.5.2 The so-called << ordinary >> shares shall be issued according to subsection e 2.4 et 2.5 of this agreement and shall be listed to the index of the Frankfurt and OTC BB stock exchange.

4.   INTERMEDIARY PERIOD

4.1 It is in the mutual interest of the parties to insure a timely and well structured transition of activities by Stadium to the benefit of XLG, all in the purpose of extending commercial activities where Terenvi shall continue to sell XL Turf products in Northern France.

     Therefore, Stadium shall continue to incur the necessary costs related directly to the business of selling synthetic sport surface until August 1st 2005, when all expenses shall be the responsibility of XLG in its new structure.

     Furthermore, the representatives of XLG have informed their counterparts at Stadium that they had to resolve the legislation issue << right to work >>, at the expense of Stadium or Terenvi with regards to the salaried of Stadium where it is likely that a non-resident employer hires one or many Stadium employees by offering, maybe, other labor terms.


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

5.   GENERAL PROVISIONS

5.1 Parties convene that the present document includes the complete and upright wording of the agreement that took place between them with regards to its object. Parties recognize that no other promises or representations took place and that no other agreement be it oral or in any other form took place between parties with regards to the object of this contracts. Therefore, the present contract replaces and renders null and void any other agreements, representation, negotiation or prior proposition related to the object of the contract. No waiver, adjunction or modification of the clauses of this contract can bound the parties unless it is made in writing et duly signed by the parties or their authorized representatives.

5.2 The headings of the sections are used to facilitate the understanding of the text, but they are not part of the contract.

5.3 In case part of the contract, a section, a paragraph or a sub-paragraph, for any possible reasons, is declared null or invalid, it will not affect in any ways the validity of the other provisions of the contract that will remain in force et shall be used as if the contract had been signed without the invalid provisions.

5.4 Parties convene that the laws of Switzerland shall be applicable to the contract et shall determine its application and interpretation.

5.5 The failure by a party to demand the strict fulfillment of one of the commitments agreed in light of this contract or the upright respect of one of the conditions it presents, or still the failure to exercise a right which it can claim based on this contract, cannot be understood as a one time renunciation or an abandonment to reclaim this right, since the commitment or the condition that was not fulfilled or respected or the right that has not been exercised, keeps and maintains its full force and validity.

5.6 The observation of different clauses of the contract remains subject to the restrictions imposed by the law or any other public order regulations as well as any impeachment from an act of God including wars, strikes, fire, or any other conditions outside the parties' control, in which case the parties will have the right to cancel the present contract or differ its execution

5.7  The present Agreement binds the parties as well as their successors, heirs,
     legatees,   assignees   and   other   legal   representatives   and   their
     beneficiaries.

5.8 Parties to this agreement declare having read all the conditions of this Agreement, that they have understood the modalities, that they have had their legal counsel examining this Agreement et that they consent to be bound by it.

5.9 No parties in this Agreement can cede this agreement or any part of it nor its rights by virtue of it without obtaining the written consent from the other parties.


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

                                            Stadium SA

                                            /s/ Michel Delbaere
                                            ------------------------------------
                                       By : Michel Delbaere, president

                                            XL Generation AG

                                           /s/ Alain Lemieux
                                           -------------------------------------
                                      By : Alain Lemieux, president


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